Exhibit 99.1

Carolina Bank Welcomes

New Board Member J. Edward Kitchen

Greensboro, NC - May 26, 2011 - Robert T. Braswell, President and CEO of Carolina Bank Holdings Inc. recently announced the appointment of new Board Member, J. Edward Kitchen.

With an extensive background in Greensboro, Mr. Kitchen worked for 30 years in various positions for the City of Greensboro, including serving as City Manager from 1995 to 2005. He currently serves as Vice President & Chief Operating Officer and Board Member of the Joseph M. Bryan Foundation of Greater Greensboro, and is Chairman of the Board of Directors for Gateway University Research Park.

Ed is very active in the community through his affiliation with several civic and professional organizations such as the Greensboro Economic Partnership, where he Chaired its initial strategic plan; the Piedmont Triad Partnership; Action Greensboro; Greensboro Rotary; Greensboro Sports Council; United Way of Greater Greensboro (2008 Campaign Chair); Leadership Greensboro; and the NC City/County Management Association. He serves on the Foundation Board of the UNC School of Government and is the recipient of the State’s Order of the Long Leaf Pine Award. Mr. Kitchen is honored with a leadership award given in his name annually by the Downtown Greensboro Inc.

Robert Braswell remarked, “We are extremely pleased that Ed Kitchen is joining our Board. Ed’s extensive local ties to the business and civic community will add further depth to our organization. His appreciation of Governmental regulations will be of invaluable service to our organization as well.”

ABOUT CAROLINA BANK

Locally owned and headquartered in Greensboro, NC, Carolina Bank Holdings Inc. has more than 125 employees with full-service banking locations in Greensboro, High Point, Burlington, Asheboro and Winston-Salem. Carolina Bank was founded with a commitment to the old-fashioned way of doing business—earning customers by providing excellent service every day. Their person-to-person style of banking is symbolized by the handshake. For further information, visit www.carolinabank.com.